Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated March 5, 2015

Relating to Preliminary Prospectus Supplement dated March 5, 2015

Registration Statement No. 333-202507

ENERGY TRANSFER PARTNERS, L.P.

4.050% SENIOR NOTES DUE 2025

4.900% SENIOR NOTES DUE 2035

5.150% SENIOR NOTES DUE 2045

Pricing Term Sheet

Issuer:	Energy Transfer Partners, L.P.

Expected Ratings (Moody’s/S&P/Fitch)*:	Baa3 / BBB- / BBB-

Security Type:	Senior Notes

Pricing Date:	March 5, 2015

Settlement Date:	March 12, 2015 (T+5)

Use of Proceeds:	To repay borrowings outstanding under our revolving credit facility, to fund our growth capital expenditures and for general partnership purposes.

	4.050% Senior Notes due 2025	4.900% Senior Notes due 2035	5.150% Senior Notes due 2045

Maturity Date:	March 15, 2025	March 15, 2035	March 15, 2045

Principal Amount:	$1,000,000,000	$500,000,000	$1,000,000,000

Benchmark Treasury:	2.000% due February 15, 2025	3.000% due November 15, 2044	3.000% due November 15, 2044

Benchmark Yield:	2.110%	2.715%	2.715%

Spread to Benchmark:	+195 bps	+220 bps	+245 bps

Yield to Maturity:	4.060%	4.915%	5.165%

Coupon:	4.050%	4.900%	5.150%

Public Offering Price:	99.918%	99.810%	99.772%

Optional Redemption:

Make-Whole Call:	T + 30 bps prior to December 15, 2024	T + 35 bps prior to September 15, 2034	T + 40 bps prior to September 15, 2044

Call at Par:	On or after December 15, 2024	On or after September 15, 2034	On or after September 15, 2044

Interest Payment Dates:	March 15 and September 15 beginning September 15, 2015	March 15 and September 15 beginning September 15, 2015	March 15 and September 15 beginning September 15, 2015

CUSIP / ISIN:	29273R BD0 / US29273RBD08	29273R BE8 / US29273RBE80	29273R BF5 / US29273RBF55

Joint Book-Running Managers:

Citigroup Global Markets Inc.

RBC Capital Markets, LLC

UBS Securities LLC

BBVA Securities Inc.

DNB Markets, Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Banca IMI S.p.A.

Natixis Securities Americas LLC

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold a security and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a base prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC’s online database (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by contacting Citigroup Global Markets Inc. at (800) 831-9146, RBC Capital Markets, LLC at 1-866-375-6829 or UBS Securities LLC at (877) 827-6444 (ext. 561 3884).